EXHIBIT 99.2

VL Dissolution Corporation Announces Initial Distribution

Denver, Colo., October 3, 2003 — VL Dissolution Corporation (OTCBB-VARL) today announced that VL Dissolution’s board of directors has authorized the initial distribution to its shareholders out of the proceeds of the sale of substantially all of its assets to Sirenza Microdevices, Inc. (NASDAQ-SMDI).

VL Dissolution will distribute to each shareholder of record as of October 6, 2003 0.15 shares of Sirenza’s common stock for each share of VL Dissolution common stock held as of such record date. VL Dissolution expects the shares to be distributed by Sirenza’s transfer agent by the end of October 2003.

About VL Dissolution Corporation

On May 5, 2003, VL Dissolution formerly Vari-L Company, Inc., sold substantially all of its assets to Sirenza for cash and Sirenza common stock, and is currently engaged in the process of orderly liquidation of its remaining assets, the winding up of its business and operations, and the dissolution of the company.